EXHIBIT 99

ATLANTA, April 24, 2013 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2013.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, and in selected international markets. For the quarter ended March 31, 2013, revenues decreased 15.3 percent to $425.8 million compared to $502.6 million in the first quarter of last year.  Revenues decreased compared to the prior year due to competitive pricing and lower activity levels in many of our service lines.  Operating profit for the quarter was $57.2 million compared to operating profit of $130.9 million in the prior year.  Net income was $35.1 million or $0.16 diluted earnings per share, compared to $80.8 million or $0.37 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased by 39.7 percent to $110.6 million compared to $183.3 million in the prior year. 1

Cost of revenues was $268.2 million, or 63.0 percent of revenues, during the first quarter of 2013, compared to $273.8 million, or 54.5 percent of revenues, in the prior year.  Cost of revenues decreased due to the variable nature of these expenses.  However, cost of revenues increased as a percentage of revenues due to increasingly competitive pricing for our services, coupled with continued relatively high activity levels.

Selling, general and administrative expenses were $44.9 million in the first quarters of both 2013 and 2012. As a percentage of revenues, however, these costs increased to 10.5 percent in 2013 compared to 8.9 percent last year due to the relatively fixed nature of many of these expenses over the short term.  Depreciation and amortization increased only slightly to $52.8 million during the quarter compared to $51.6 million last year.

Interest expense decreased from $596,000 last year to $340,000 in 2013 due to a lower average balance during the quarter on RPC’s syndicated revolving credit facility as compared to the prior year.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

1st  Quarter 2013 Earnings Press Release

“During the first quarter of 2013, RPC faced increasingly competitive pricing pressures in all of our markets,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Competition remains fierce, as additional competitors continue to negatively impact the market rates for our services.  Most of the contractual arrangements in our pressure pumping service line expired during 2012, and we now operate the majority of our fleets in the spot market. In the current operating environment, this change has resulted in lower utilization and pricing.  The average U.S. domestic rig count during the first quarter was 1,758, an 11.7 percent decrease compared to the same period in 2012 and a 2.8 percent decrease compared to the fourth quarter of 2012.  The average price of natural gas was $3.50 per Mcf, a 45.2 percent increase compared to the prior year, and a 4.2 percent increase compared to the fourth quarter of 2012.  The average price of oil during the quarter was $94.40 per barrel, an 8.3 percent decrease compared to the prior year.  However, the average price of oil increased 7.2 percent compared to the fourth quarter of 2012.  The average price of benchmark natural gas liquids was $0.87 during the first quarter of 2013, a 31.3 percent decrease compared to the first quarter of 2012, and a 3.3 percent decrease compared to the fourth quarter of 2012.  The unconventional rig count, which remains an important indicator of the demand for RPC’s services, decreased by 5.2 percent compared to the prior year, and during the first quarter of 2013 represented 74.9 percent of U.S. domestic drilling activity.  RPC’s revenues declined more than the decline in domestic rig count compared to both the prior quarter and the prior year due to our increased exposure to spot market pricing and our significant exposure to the pressure pumping market, which has endured more pricing weakness than many other service lines.

“RPC’s quality and safety standards mandate that we continue to serve our customers with well-maintained fleets of equipment, highly trained crews, and quality materials.  In spite of the pricing and competitive environment in this part of the current oilfield cycle, we have chosen not to compromise these standards.  We did not relocate any equipment fleets during the first quarter, and are satisfied with the geographic distribution of our equipment and personnel at this time.  We are encouraged by our large presence in markets with growing horizontal and directional drilling, because these activities are characterized by complex completions, requiring more equipment and time to perform.

“During the first quarter, we invested $53.0 million in capitalized maintenance and new equipment, a decline of $68.4 million compared to the first quarter of 2012.  We continue to maintain our fleet of revenue-producing equipment to very high standards, but our planned capital expenditures for new equipment in 2013 are lower than in 2012.  The balance on our syndicated credit facility at the end of the quarter was $87.6 million, a decline of $19.4 million compared to the end of 2012 and a decline of $93.2 million compared to the first quarter of 2012,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues decreased 14.6 percent for the quarter compared to the prior year due to increasingly competitive pricing and lower activity levels.  Support Services revenues decreased by 22.5 percent during the quarter compared to the prior year due principally to lower utilization and pricing in the rental tool service line, which is the largest service line within this segment. Operating profit in both Technical and Support Services declined due to lower revenues caused primarily by more competitive pricing for our services.

1st  Quarter 2013 Earnings Press Release

(in thousands)	Three Months Ended March 31
	2013	2012

Revenues:
Technical services	$394,011	$461,521
Support services	31,810	41,036
Total revenues	$425,821	$502,557
Operating Profit:
Technical services	$58,501	$123,531
Support services	6,258	13,985
Corporate expenses	(4,900)	(5,255)
Loss on disposition of assets, net	(2,640)	(1,404)
Total operating profit	$57,219	$130,857
Other Income, net	555	920
Interest Expense	(340)	(596)
Interest Income	5	5

Income before income taxes	$57,439	$131,186

RPC, Inc. will hold a conference call today, April 24, 2013 at 9:00 a.m. ET to discuss the results of the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net.  The live conference call can also be accessed by calling (888) 556-4997 or (719) 457-2664 and using the access code #1464470.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

1st  Quarter 2013 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes.  In particular, such statements include, without limitation, the impact of the expiration of contractual arrangements in our pressure pumping service line during 2012; our exposure to spot market pricing in our pressure pumping service line; the appropriateness of the geographic distribution of our equipment and personnel; and our belief that our capital expenditures for new equipment in 2013 will be lower than in 2012.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers.  Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

1st  Quarter 2013 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2013	2012	% BETTER (WORSE)
REVENUES	$425,821	$502,557	(15.3	) %
COSTS AND EXPENSES:
Cost of revenues	268,227	273,799	2.0
Selling, general and administrative expenses	44,914	44,927	0.0
Depreciation and amortization	52,821	51,570	(2.4)
Loss on disposition of assets, net	2,640	1,404	(88.0)
Operating profit	57,219	130,857	(56.3)
Interest expense	(340)	(596)	43.0
Interest income	5	5	0.0
Other income, net	555	920	(39.7)
Income before income taxes	57,439	131,186	(56.2)
Income tax provision	22,363	50,431	55.7
NET INCOME	$35,076	$80,755	(56.6	) %

EARNINGS PER SHARE
Basic	$0.16	$0.37	(56.8	) %
Diluted	$0.16	$0.37	(56.8	) %

AVERAGE SHARES OUTSTANDING
Basic	216,194	215,620
Diluted	217,525	217,350

1st  Quarter 2013 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2013	2012
ASSETS
Cash and cash equivalents	$10,283	$5,734
Accounts receivable, net	375,126	425,766
Inventories	132,682	111,813
Deferred income taxes	5,952	10,035
Income taxes receivable	11,996	561
Prepaid expenses	10,516	7,325
Other current assets	4,110	30,393
Total current assets	550,665	591,627
Property, plant and equipment, net	758,587	736,888
Goodwill	24,093	24,093
Other assets	19,231	16,399
Total assets	$1,352,576	$1,369,007

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$122,797	$132,383
Accrued payroll and related expenses	24,976	26,751
Accrued insurance expenses	6,404	6,138
Accrued state, local and other taxes	5,026	5,701
Income taxes payable	777	35,403
Other accrued expenses	1,397	384
Total current liabilities	161,377	206,760
Long-term accrued insurance expenses	10,714	9,254
Notes payable to banks	87,600	180,800
Long-term pension liabilities	27,798	22,418
Other long-term liabilities	2,388	1,938
Deferred income taxes	150,210	147,439
Total liabilities	440,087	568,609
Common stock	22,056	21,949
Capital in excess of par value	-	-
Retained earnings	904,860	790,893
Accumulated other comprehensive loss	(14,427)	(12,444)
Total stockholders' equity	912,489	800,398
Total liabilities and stockholders' equity	$1,352,576	$1,369,007

1st  Quarter 2013 Earnings Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended March 31, (Unaudited)	First Quarter		% BETTER
	2013	2012	(WORSE)

Reconciliation of Net Income to EBITDA
Net Income	$35,076	$80,755	(56.6	) %
Add:
Income tax provision	22,363	50,431	55.7
Interest expense	340	596	43.0
Depreciation and amortization	52,821	51,570	(2.4)
Less:
Interest income	5	5	0.0
EBITDA	$110,595	$183,347	(39.7	) %

EBITDA PER SHARE
Basic	$0.51	$0.85	(40.0	) %
Diluted	$0.51	$0.84	(39.3	) %